Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

FIRST USA CREDIT CARD MASTER TRUST

The undersigned, a duly authorized representative of Chase Bank USA, National Association (the “Bank”), which pursuant to an Assumption Agreement, dated as of October 1, 2004, succeeded Bank One, Delaware, National Association, as servicer (the “Servicer”) pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of March 28, 2002, as amended from time to time (the “Pooling and Servicing Agreement”), and as supplemented by each Supplement, each as amended from time to time, each by and between the Bank One, Delaware, National Association, as transferor and servicer, and The Bank of New York (Delaware), as trustee (the “Trustee”), do hereby certify that:

1.	The Bank is Servicer under the Pooling and Servicing Agreement.

2.	The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this certificate to the Trustee.

3.	This certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement.

4.	A review of the activities of the Servicer during the calendar year ended 2004 (the “Review Period”) was conducted under the supervision of the undersigned.

5.	Based on such review, the Servicer has, to the best of my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout the Review Period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

6.	The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Pooling and Servicing Agreement, including each Supplement, known to the undersigned to have been made during the Review Period, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: None

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 29th day of March, 2005.

CHASE BANK USA, NATIONAL ASSOCIATION, as Servicer,

By:	/s/ Patricia M. Garvey
Name:	Patricia M. Garvey
Title:	Vice President